                                                                   EXHIBIT 4.1

                          FIRST SUPPLEMENTAL INDENTURE


    THIS FIRST SUPPLEMENTAL INDENTURE (the "First Supplemental Indenture"), dated as of February 28, 1995, by and among R. P. Scherer International Corporation, a corporation duly organized and existing under the laws of the State of Delaware and having its principal office at 2075 W. Big Beaver Road, P.O. Box 7060, Troy, Michigan 48007-7060 (the "Company"); R. P. Scherer Corporation, a corporation duly organized and existing under the law of the State of Delaware, the parent corporation of the Company and having its principal office at 2075 W. Big Beaver Road, P.O. Box 7060, Troy, Michigan 48007-7060 (the "Parent Corporation"); and Comerica Bank, a state bank organized and existing under the laws of the State of Michigan and having its principal Corporate Trust Office at 411 W. Lafayette, M.C. 3461, Detroit, Michigan 48226, as Trustee (the "Trustee").
                              W I T N E S S E T H:
    WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture dated as of January 1, 1994 (the "Original
Indenture"), to provide for the issuance from time to time of securities evidencing the Company's unsecured indebtedness (the "Debt Securities");

    WHEREAS, pursuant to Resolutions of the Pricing Committee of the Board of Directors of the Company held January 12, 1994 and January 20, 1994, the Company issued $100,000,000 principal amount of Debt Securities under the Original Indenture in the form of 6 3/4% Senior Notes due 2004 (the "Senior Notes");

    WHEREAS, the Company has merged with and into the Parent Corporation pursuant to Section 253 of the General Corporation Law of Delaware (the "Merger");

    WHEREAS, Section 901 of the Original Indenture authorizes the execution of the First Supplement Indenture, without the consent of any Holders of Debt Securities or coupons, to evidence the succession of the Parent Corporation to the Company, and the assumption by the Parent Corporation of the covenants of the Company in the Original Indenture and in the Debt Securities issued thereunder; and

    WHEREAS, the execution and delivery of this First Supplemental Indenture has been in all respects authorized, and all acts, conditions and requirements necessary to constitute this First Supplement Indenture, when duly executed and delivered, a valid, legal and binding instrument in accordance with the terms and for the purposes herein expressed, have been satisfied and completed.

    NOW, THEREFORE, the Company, the Parent Corporation and the Trustee hereby agree as following:

1. The Parent Corporation hereby expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest, if any (including all additional amounts, if any payable pursuant to Sections 516 or 1008 of the Original Indenture) on, and any sinking fund payment in respect of, all the Senior Notes and of any Debt Securities to be issued hereafter pursuant to the Original Indenture, and any related coupons, and the performance of every covenant of the Original Indenture on the part of the Company to be performed or observed.

2. The Trustee hereby acknowledges receipt of an Officers' Certificate and Opinion of Counsel, copies of which are attached hereto, each stating that the Merger and this First Supplement Indenture comply with all the terms and conditions of Article VIII of the Original Indenture and that the Merger complies with all conditions precedent of the Original Indenture relating to a merger of the Company into another Person.

3. All terms used herein not specifically defined in this First Supplement Indenture which are defined in the Original Indenture shall have the meanings ascribed to them in the Original Indenture.

4. From and after the execution and delivery of this First Supplement Indenture, the Original Indenture shall been deemed to be amended as herein provided. Except as modified and amended by this First Supplemental Indenture, the Original Indenture shall continue in full force and effect, and none of the obligations or covenants existing or to exist thereunder shall be released, diminished or impaired, except as set forth herein.

5. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

    IN WITNESS WHEREOF, the undersigned have caused this First Supplemental Indenture to be executed in their respective corporate names by their duly authorized officers, all as of the date first written above.

                                         R. P. SCHERER INTERNATIONAL CORPORATION


                                         By:   /s/ Nicole S. Williams
                                               ----------------------
                                               Its:     Secretary
                                                        ---------

                                         R. P. SCHERER CORPORATION


                                         By:   /s/ Nicole S. Williams
                                               ----------------------
                                               Its:     Secretary
                                                        ---------


                                         COMERICA BANK, as Trustee

                                         By:   /s/ James Kowalski
                                               ------------------
                                               Its:    Authorized Signatory
                                                       Trust Administrator